Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of April 9, 2020, is entered into by and among Eagle Materials Inc., as the Borrower, the Lenders party hereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement referenced below.

WITNESSETH

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of December 20, 2019 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and as may be amended, restated, supplemented or otherwise modified from time to time (including by this Amendment), the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to (i) modify the Applicable Rate with respect to Loans under the Existing Credit Agreement, (ii) extend the Maturity Date of the Loans outstanding under the Existing Credit Agreement and (iii) make certain other amendments to the Existing Credit Agreement; and

WHEREAS, the Lenders party hereto, constituting all Lenders under the Existing Credit Agreement, and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein;

WHEREAS, JPMorgan Chase Bank, N.A. has agreed to act as a lead arranger and joint bookrunner for this Amendment (the “Lead Arranger”).

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Existing Credit Agreement. The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.

Section 2. Conditions of Effectiveness. This Amendment shall become effective on the date hereof (the “Amendment No. 1 Effective Date”) upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received counterparts to this Amendment, duly executed by each of the Borrower, the Lenders and the Administrative Agent;

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 1

Effective Date) of (i) Sidley Austin LLP, counsel for the Loan Parties, and (ii) in-house legal counsel for the Loan Parties, in each case, covering such matters relating to the Loan Parties and this Amendment as the Administrative Agent shall reasonably request;

(c) The Administrative Agent shall have received certificates of the secretary or an assistant secretary of each Loan Party (or, if any Loan Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Loan Party), certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents to which such Loan Party is a party, (ii) copies of resolutions of the board of directors or other appropriate governing body of such Loan Party authorizing the execution and delivery of this Amendment and (iii) copies of such Loan Party’s constituent organizational documents or a statement that such constituent organizational documents have not changed since the time each Loan Party last provided a certification in respect thereof;

(d) The Administrative Agent shall have received, for each Loan Party (other than Western Cement Company of California), a certificate of good standing (or the equivalent) from the appropriate governing agency of such Loan Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction);

(e) The Administrative Agent shall have received, at least three Business Days prior to the Amendment No. 1 Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 Business Days prior to the Amendment No. 1 Effective Date; and

(f) The Administrative Agent shall have received payment of the Administrative Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent) in connection with this Amendment and any other Loan Document, and for which invoices have been presented at least one (1) Business Day prior to the Amendment No. 1 Effective Date, in each case, to the extent payment is required by Section 9.03(a) of the Credit Agreement.

Section 3. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a) This Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(b) Immediately after giving effect to this Amendment, the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects), on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty

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is true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of such earlier date.

(c) Immediately before and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 4. Effect on Credit Agreement.

(a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,’ “herein” or words of like import shall mean and be a reference to such Agreement, as amended and modified hereby.

(b) Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Section 5. Consent of Guarantors. Each Guarantor hereby (a) consents to this Amendment, and to the amendments and modifications to the Credit Agreement pursuant hereto and (b) acknowledges the effectiveness and continuing validity of (and ratifies and affirms) its obligations under or with respect to the Subsidiary Guaranty pursuant to the terms thereof, in each case after giving effect to this Amendment and that such obligations are without defense, setoff and counterclaim.

Section 6. Post-Closing Covenant. The Borrower hereby covenants that within 15 Business Days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent may agree to in its sole discretion) the Borrower shall deliver a certificate of good standing for Western Cement Company of California from the appropriate governing agency of the State of California.

Section 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or PDF copy of any signature hereto shall have the same effect as the original thereof.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

EAGLE MATERIALS INC., as Borrower

By:	/s/ D. Craig Kesler

Name:	D. Craig Kesler
Title:	Executive Vice President – Finance and
Administration and Chief Financial Officer

By their execution below, each of the undersigned hereby evidences their consent and acknowledgment to the matters set forth in Section 5 of this Amendment.

IC ENERGY LLC

By	/s/ William Devlin

Name: William Devlin
Title: Vice President

3D CONCRETE LLC

AG DALLAS LLC

AG SOUTH CAROLINA LLC

AMERICAN GYPSUM COMPANY LLC

AMERICAN GYPSUM MARKETING COMPANY LLC

AUDUBON MATERIALS LLC

AUDUBON READYMIX LLC

CCP LEASING LLC

CENTEX MATERIALS LLC

CPCC LAND COMPANY LLC

EAGLE CEMENT COMPANY LLC

FAIRBORN CEMENT COMPANY LLC

FARMING SOLUTIONS HOLDINGS LLC

FARMING SOLUTIONS LLC

HOLLIS & EASTERN RAILROAD COMPANY LLC

ILLINOIS CEMENT COMPANY LLC

KANSAS CITY AGGREGATE LLC

KANSAS CITY FLY ASH LLC

KANSAS CITY READYMIX LLC

KOSMOS CEMENT COMPANY LLC

MICHIGAN CEMENT COMPANY LLC

MOUNTAIN CEMENT COMPANY LLC

MOUNTAIN LAND & CATTLE COMPANY LLC

NEVADA CEMENT COMPANY LLC

REPUBLIC PAPERBOARD COMPANY LLC

RIO GRANDE DRYWALL SUPPLY CO. LLC

SKYWAY CEMENT COMPANY LLC

TLCC GP LLC

TLCC LP LLC

TULSA CEMENT LLC

WESTERN CEMENT COMPANY OF CALIFORNIA

WISCONSIN CEMENT COMPANY LLC

By	/s/ D. Craig Kesler

Name: D. Craig Kesler
Title: Senior Vice President and Treasurer

[Signature Page to Amendment No. 1]

CCP CEMENT LLC CCP CONCRETE/AGGREGATES LLC CCP GYPSUM LLC CCP LAND LLC CENTEX CEMENT LLC EAGLE MATERIALS IP LLC EAGLE SPIN COMPANY INC. TEXAS CEMENT COMPANY

By	/s/ D. Craig Kesler

Name: D. Craig Kesler
Title: Senior Vice President – Finance and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Alexander Vardaman

Name:	Alexander Vardaman
Title:	Authorized Officer

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas Manning

Name:	Thomas Manning
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jennifer Yan

Name:	Jennifer Yan
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCATIATION, as a Lender

By:	/s/ Brendan McGuire

Name:	Brendan McGuire
Title:	Executive Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew M. Widmer

Name:	Andrew M. Widmer
Title:	Senior Vice President

TRUIST BANK, as a Lender

By:	/s/ Anika Kirs

Name:	Anika Kirs
Title:	Vice President

EXHIBIT A

CREDIT AGREEMENT

dated as of

December 20, 2019

among

EAGLE MATERIALS INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

GOLDMAN SACHS BANK USA,

BANK OF AMERICA, N.A.,

PNC BANK, NATIONAL ASSOCIATION

WELLS FARGO BANK, N.A.

and

TRUIST BANK,

as Co-Syndication Agents

JPMORGAN CHASE BANK, N.A.

and

GOLDMAN SACHS BANK USA

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.01 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – [Reserved]

Exhibit C – [Reserved]

Exhibit D – Form of Subsidiary Guaranty

Exhibit E-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit E-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit E-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit E-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit F-1 – Form of Borrowing Request

Exhibit F-2 – Form of Interest Election Request

Exhibit G – Form of Note

Exhibit H- Form of Solvency Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of December 20, 2019, among EAGLE MATERIALS INC., a Delaware corporation, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

R E C I T A L S

The Borrower, the lenders party hereto and the Administrative Agent desire to enter into this Agreement and agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Net Income” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $665,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than ~~1.00~~1.75%, such rate shall be deemed to be ~~1.00~~1.75% for purposes of this Agreement.

“Amendment No. 1” shall mean Amendment No. 1, dated as of April 9, 2020, among the Borrower, the Administrative Agent and Lenders party thereto.

“Amendment No. 1 Effective Date” shall have the meaning set forth in Amendment No. 1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means~~,~~:

(a) for any day prior to the Amendment No. 1 Effective Date, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurodollar Spread	ABR Spread
Category 1:	< 2.50 to 1.00	1.25%	0.25%

Category 2:	> 2.50 to 1.00 but < 3.00 to 1.00	1.50%	0.50%

Category 3:	> 3.00 to 1.00 but < 3.50 to 1.00	1.75%	0.75%

Category 4:	> 3.50 to 1.00	2.00%	1.00%

For purposes of the foregoing,

(i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s Financials, beginning with the fiscal quarter ending December 31, 2019;

(ii) at the option of the Administrative Agent or at the request of the Required Lenders, if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Financials are delivered, Category 4 shall be deemed applicable until such Financials are delivered, after which the Category shall be determined in accordance with the table above as applicable;

(iii) adjustments, if any, to the Category then in effect shall be effective commencing on and including the date of delivery to the Administrative Agent of the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iv) notwithstanding the foregoing, Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Acquisition Funding Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

(b) for any day on or after the Amendment No. 1 Effective Date, with respect to any Eurodollar Loan or any ABR Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurodollar Spread	ABR Spread
Category 1:	< 2.50 to 1.00	1.50%	0.50%

Category 2:	> 2.50 to 1.00 but < 3.00 to 1.00	1.75%	0.75%

Category 3:	> 3.00 to 1.00 but < 3.50 to 1.00	2.00%	1.00%

Category 4:	> 3.50 to 1.00 but < 4.00 to 1.00	2.25%	1.25%

Category 5	> 4.00 to 1.00	2.50%	1.50%

For purposes of the foregoing,

(i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s Financials, beginning with the fiscal quarter ending June 30, 2020;

(ii) at the option of the Administrative Agent or at the request of the Required Lenders, if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Financials are delivered, Category 5 shall be deemed applicable until such Financials are delivered, after which the Category shall be determined in accordance with the table above as applicable;

(iii) adjustments, if any, to the Category then in effect shall be effective commencing on and including the date of delivery to the Administrative Agent of the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iv) notwithstanding the foregoing, Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the Financials for the fiscal quarter ending June 30, 2020 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA, each in their capacity as Joint Lead Arranger.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than ~~zero~~0.75%, the Benchmark Replacement will be deemed to be ~~zero~~0.75% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion (in consultation with the Borrower).

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the

Administrative Agent decides in its reasonable discretion (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, the Borrower or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Borrower or the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and for which no personnel involved with such persons identified pursuant to clauses (i) or (ii) of the definition of “Disqualified Institution” (a) make investment decisions or (b) have access to non-public information relating to the Borrower or any person that forms part of the Borrower’s business (including its Subsidiaries).

“Borrower” means Eagle Materials Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and, if in writing, in substantially the form attached hereto as Exhibit F-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Markets Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors. The term “Capital Markets Debt” shall not include any Debt Facilities or similar Indebtedness or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved; or (c) the separation of the “Heavy Materials” and “Light Materials” businesses of the Borrower and its Subsidiaries (including, but not limited to, as described in the 8-K of the Borrower filed with the SEC on May 30, 2019) (this clause (c), the “Specified Disposition”).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Co-Syndication Agent” means each of Goldman Sachs Bank USA, Bank of America, N.A., PNC Bank, National Association, Wells Fargo Bank, N.A. and Truist Bank in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans on the Acquisition Funding Date, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” means the first to occur, if any, of (a) the fifth Business Day following March 31, 2020, in the event the Acquisition Funding Date has not occurred on or prior to such date, (b) the consummation of the Kosmos Acquisition, effective immediately following such consummation, without using the proceeds of the Loans and (c) the valid termination of the Kosmos Acquisition Agreement in accordance with its terms by the Borrower (or with the Borrower’s consent or the Borrower has not timely contested any purported termination thereof) without the occurrence of the consummation of the Kosmos Acquisition.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion (in consultation with the Borrower) are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, that if the Administrative Agent (in consultation with the Borrower) decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Net Income plus the income of any Unrestricted Subsidiary to the extent actually received in cash by the Borrower or a Restricted Subsidiary in the form of dividends or similar distributions during such period (such sum, herein the “Adjusted Net Income”);

(a) plus, without duplication and to the extent deducted from revenues in determining Adjusted Net Income, the sum of: (i) its Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depletion, (iv) depreciation, (v) amortization, (vi) non-cash items, (vii) all fees and expenses directly incurred in connection with any equity offering, investment, acquisition, disposition, recapitalization or incurrence of indebtedness, in each case regardless of whether such transaction is successfully consummated (including, without limitation, fees and expenses of any counsel, appraisers, consultants and other advisors, any financing fees, due diligence fees or any other fees and expenses in connection therewith), (viii) extraordinary, unusual or nonrecurring losses and (ix) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken in connection with a Material Acquisition, other operating improvements and synergies and changes in allocated overhead shall be calculated on a pro forma basis, provided that (A) such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are reasonably identifiable and factually supportable on a basis reasonably acceptable to the Administrative Agent; and (B) for any period of calculation, the aggregate amount added in determining Consolidated EBITDA under the terms of this clause (ix) for such period shall not exceed an amount equal to the greater of (1) 15% of the total Consolidated EBITDA for such period and (2) $50,000,000 (or such greater amount approved by the Administrative Agent in its sole discretion);

(b) minus, without duplication and to the extent included in Consolidated Net Income, extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all of the above calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or converted any Restricted Subsidiary to an Unrestricted Subsidiary, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition, or attributable to the converted Unrestricted Subsidiary, respectively, for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition or converted any Unrestricted Subsidiary to a Restricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $10,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense and preferred stock dividends (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest, yield or discount, as applicable, component of all Attributable Receivables Indebtedness of the Borrower and its Restricted Subsidiaries for such period. In the event that the Borrower or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis (including giving effect to any related incurrence or repayment of Indebtedness).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Restricted Subsidiary of the Borrower.

“Consolidated Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of the Borrower and the Restricted Subsidiaries calculated on a consolidated basis on such date.

“Consolidated Tangible Net Worth” means, as of any date of determination, the Consolidated Net Worth, minus any intangible assets, including, without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, goodwill, and other similar intangible assets of the Borrower and the Restricted Subsidiaries calculated on a consolidated basis as of such date; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from any mark-to-market adjustments made directly to Consolidated Net Worth as a result of fluctuations in the value of financial instruments owned by the Borrower or any of the Restricted Subsidiaries as mandated under Financial Accounting Standards Board Statement 133.

“Consolidated Total Assets” means, as of any date of determination, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of the aggregate Indebtedness of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP, but excluding (i) any Indebtedness under Swap Agreements that is not then due and (ii) any Indebtedness of the types described in clause (i) in the definition of “Indebtedness” (and, in each case, all Guarantees in respect thereof).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.19.

“Credit Party” means the Administrative Agent or any Lender.

“Debt Facilities” means one or more debt facilities with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or other long term indebtedness including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time but excluding, for the avoidance of doubt, Capital Markets Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Disqualified Institutions” means (i) competitors of the Borrower or its subsidiaries identified by you or your affiliates in writing to the Administrative Agent from time to time (each such person, a “Competitor”), (ii) persons otherwise identified in writing to the Arrangers on or prior to the Kosmos Signing Date and (iii) any Affiliates (other than any Bona Fide Debt Fund Affiliates) of the persons identified pursuant to the foregoing clauses (i) or (ii) clearly identifiable as Affiliates by their name or identified by you or your Affiliates in writing to the Administrative Agent (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under this Agreement that is otherwise permitted hereunder).

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or the Borrower (as notified to the Administrative Agent) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent and the Borrower.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Engagement Letter” means that certain Engagement Letter, dated as of the Kosmos Signing Date, by and among the Arrangers and the Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Facility Termination” has the meaning set forth in Section 9.14(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between the United States of America and another country to implement such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the Kosmos Signing Date, by and among the Arrangers and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of any country or jurisdiction other than the United States of America, any state or commonwealth thereof or the District of Columbia.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“IBA” has the meaning assigned to such term in Section 1.07.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) intercompany expenses and charges among such Person and its subsidiaries and (ii) accounts payable, in each case, incurred in the ordinary course of business), (e) all net obligations of such Person under Swap Agreements (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and (i) all obligations, contingent or otherwise, of such Person as an account party in respect of standby letters of credit and letters of guaranty and in respect of bankers’ acceptances (excluding letters of credit, letters of guaranty and bankers’ acceptances relating to trade accounts payable arising in the ordinary course of business). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, notwithstanding the foregoing, the Indebtedness of Texas–Lehigh Cement Company, L.P. shall not be included in the Indebtedness of its general partner. For purposes of determining Indebtedness, the “principal amount” of the obligations of such Person or any of its subsidiaries in respect of any Swap Agreement at such time shall be the Swap Termination Value. Notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Permitted Investments (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness , shall not constitute or be deemed “Indebtedness”; provided that such defeasance has been made in a manner not prohibited by this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.11(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 and, if in writing, in the form attached hereto as Exhibit F-2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” has the meaning set forth in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (i) Texas–Lehigh Cement Company, L.P. and (ii) any joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is not a Subsidiary.

“Kosmos Acquisition” means the acquisition contemplated by the Kosmos Acquisition Agreement.

“Kosmos Acquisition Agreement” means that certain Asset Purchase Agreement dated as of the Kosmos Signing Date, by and between the Borrower and Kosmos Cement Company, a Kentucky general partnership.

“Kosmos Acquisition Agreement Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or together with any other events, occurrences, facts, conditions or changes, is, or would reasonably be expected to become, materially adverse to (a) the operations, properties, results of operations, financial condition or assets of the Business (as defined in the Kosmos Acquisition Agreement), taken as a whole, or (b) the ability of Seller (as defined in the Kosmos Acquisition Agreement) to consummate the transactions contemplated by the Kosmos Acquisition Agreement in accordance with the terms thereof; provided, however, that “Kosmos Acquisition Agreement Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic, market or political conditions; (ii) any circumstances or conditions generally affecting the industries in which any of the Facilities or the Business (as each such term is defined in the Kosmos Acquisition Agreement) operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof; (v) the execution or announcement of the Kosmos Acquisition Agreement or any action required or permitted by the Kosmos Acquisition Agreement or any action taken (or omitted to be taken) at the written request of the Company; (vi) any matter set forth in the Disclosure Schedules (as defined in the Kosmos Acquisition Agreement); (vii) any changes in applicable Laws (as defined in the Kosmos Acquisition Agreement) or accounting rules (including IFRS (as defined in the Kosmos Acquisition Agreement)) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by the Kosmos Acquisition Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business (each as defined in the Kosmos Acquisition Agreement), to the extent such losses result from the announcement, pendency or completion of the transactions contemplated by the Kosmos Acquisition Agreement; (ix) any natural or man-made disaster or acts of God which constitutes a Casualty Loss (as defined in the Kosmos Acquisition Agreement) under Section 6.17 of the Kosmos Acquisition Agreement; or (x) any failure by any of the Facilities or the Business (as each such term is defined in the Kosmos Acquisition Agreement) to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vii) above shall only be excluded in determining whether a Kosmos Acquisition Agreement Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change does not and would not reasonably be expected to have a disproportionate effect on the Business, the Purchased Assets or the Assumed Liabilities (as each such term is defined in the Kosmos Acquisition Agreement) compared to businesses, assets and liabilities of other participants in the industries in which the Business (as defined in the Kosmos Acquisition Agreement) operates.

“Kosmos Signing Date” means November 25, 2019.

“LCA Election” has the meaning specified in Section 1.06.

“LCA Test Date” has the meaning specified in Section 1.06.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” has the meaning assigned to such term in Section 6.11(a).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than ~~zero~~0.75%, such rate shall be deemed to ~~zero~~0.75% for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means (a) the Kosmos Acquisition and (b) any acquisition or similar investment, including by way of merger, amalgamation or consolidation, by the Borrower or any other Restricted Subsidiary permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e), the Subsidiary Guaranty (and any joinder to the Subsidiary Guaranty) and all other documentation now or hereafter executed and delivered by the Borrower or any Subsidiary Guarantor in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, financial condition or results of operation of the Borrower and the Restricted Subsidiaries taken as a whole; (b) the ability of the Borrower and the Restricted Subsidiaries (taken as a whole) to perform their respective obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Material Indebtedness” means Indebtedness (other than the Obligations and any obligations under any Swap Agreement) of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” means, as at any time of determination, each Restricted Subsidiary organized under the laws of the United States of America, any state or commonwealth thereof or the District of Columbia (other than any Receivables Entity) (i) which, as of the end of the most recent fiscal quarter of the Borrower for which Financials have been delivered (or, if prior to the date of the delivery of the first Financials, the most recent financial statements referred to in

Section 3.04(a)), contributed greater than fifteen percent (15%) of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended or (ii) which contributed greater than fifteen percent (15%) of Consolidated Total Assets as of such date.

“Maturity Date” means August 2, ~~2021~~2022.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Material Subsidiary” has the meaning assigned to such term in Section 5.09(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and Indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, but excluding any Indebtedness referenced in clause (e) of the definition thereof), obligations and liabilities of any of the Borrower and its Restricted Subsidiaries to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition of property (excluding any Hostile Acquisition) if, at the time of and immediately after giving effect thereto, subject to Section 1.06 (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) the Person or division or line of business subject to such acquisition is engaged in the same or a similar line of business as the Borrower and the Restricted Subsidiaries or business reasonably related, incidental or ancillary thereto or that is a reasonable extension thereof, (c) all actions required to be taken (if any) under Section 5.09 or Section 5.10, as the case may be, with respect to such Person or property being acquired shall have been taken, (d) the Borrower and the Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), with the covenants contained in Section 6.11 and (e) in the case of an acquisition, merger or consolidation involving the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments and other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

(f) easements, zoning restrictions, rights-of-way, survey exceptions and similar encumbrances on real property imposed by law or arising in the ordinary course of business, or Liens incidental to the conduct of the business or to the ownership of properties or other covenants, conditions, restrictions and minor defects or irregularities in title, in each case that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or its Restricted Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the forgoing) representing the noncash portion of the sales price of any assets disposed of as permitted by Section 6.03(c)(xii); provided that the related disposition was consummated in accordance with the limitations in Section 6.03; and

(g) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the forgoing) received in connection the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

“Permitted Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” shall mean Receivables (whether now existing or arising in the future) of the Borrower and the Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to the Receivables Entity and all proceeds thereof.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any Subsidiary that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement unless otherwise consented to by the Administrative Agent, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders unless otherwise consented to by the Administrative Agent and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any assets that are customarily sold, transferred and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.19.

“Receivables” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean a wholly-owned Subsidiary which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary, (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Borrower and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having outstanding Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, any executive vice president, any senior vice president, the chief financial officer or treasurer of such Person (or, if such Person is a limited partnership, any of the foregoing of its general partner).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property but not including any payment to the extent settled by the issuance of Equity Interests of the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary (including any payment in respect of Equity Interests under a Swap Agreement but not including any payment under a Swap Agreement to the extent paid or settled by the issuance of Equity Interests of the Borrower).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 30, 2014 (as amended by that certain Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of August 10, 2015, as amended by that certain Amendment No. 2, dated as of August 2, 2016, as amended by that certain Amendment No. 3, dated as of the Effective Date and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Senior Notes” means the following outstanding Senior Notes issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of November 15, 2005 and that certain Note Purchase Agreement dated as of October 2, 2007, as applicable:

(a) 5.38% Series 2005A Senior Notes, Tranche B due November 15, 2015;

(b) 5.48% Series 2005A Senior Notes, Tranche C due November 15, 2017;

(c) 6.27% Series 2007A Senior Notes, Tranche B due October 2, 2016;

(d) 6.36% Series 2007A Senior Notes, Tranche C due October 2, 2017; and

(e) 6.48% Series 2007A Senior Notes, Tranche D due October 2, 2019.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business (as defined in the Kosmos Acquisition Agreement) in the Kosmos Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) only to the extent that the Borrower (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or its Affiliate’s) obligations under the Kosmos Acquisition Agreement or the right to elect not to consummate the Kosmos Acquisition as a result of a breach of such representations and warranties in the Kosmos Acquisition Agreement.

“Specified Disposition” has the meaning set forth in the definition of “Change in Control.”

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (solely as it relates to the organization, existence and good standing of the Borrower), 3.02 (solely as it relates to the corporate power, due authorization, execution, delivery and performance of the Loan Documents by the Borrower and the enforceability thereof against the Borrower), 3.03(b) (solely as it relates to the charter and by-laws of the Borrower), 3.03(c) (solely as it relates to the Senior Notes or any other debt instrument for borrowed money of the Borrower or its Subsidiaries in an outstanding principal amount in excess of $100,000,000), 3.08, 3.12 and 3.15 (solely as it relates to the use of proceeds of any Loans advanced on the date of closing the Kosmos Acquisition).

“Specified Transaction” means (a) the Kosmos Acquisition, (b) any incurrence or repayment of Indebtedness, Liens or Investment that results in a Person becoming a Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (d) any Permitted Acquisition or similar permitted Investment, (e) any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary or any business unit, line of business or division of the Borrower or Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, (f) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (g) any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business and/or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary the payment of which is contractually subordinated to payment of the Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means, at any time, any Restricted Subsidiary of the Borrower that is a party to the Subsidiary Guaranty at such time. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit D (including any and all supplements thereto) and executed by each Subsidiary Guarantor.

“Successor Company” has the meaning set forth in Section 6.03(a)(vii).

“Supported QFC” has the meaning assigned to such term in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Ticking Fee” has the meaning set forth in Section 2.12(a).

“Ticking Fee Accrual Period” has the meaning set forth in Section 2.12(a).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than ~~zero~~0.75%, the Unadjusted Benchmark Replacement will be deemed to be ~~zero~~0.75% for the purposes of this Agreement.

“Unrestricted Subsidiary” means (a) as of the Effective Date, each of the Subsidiaries identified on Schedule 3.01 hereto as such (which, for the avoidance of doubt, shall include all Subsidiaries that are Unrestricted Subsidiaries (as defined in the Revolving Credit Agreement); provided, that such Subsidiaries may, after the Effective Date, be re-designated as Restricted Subsidiaries pursuant to the terms of Section 5.11, (b) any Subsidiary that has been designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.11 subsequent to the Effective Date (and, in the case of clauses (a) and (b), not subsequently designated as a Restricted Subsidiary in accordance with such Section) and (c) any subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP; Treatment of Unrestricted Subsidiaries; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on the Effective Date in a manner consistent with the treatment of such leases under GAAP as in effect on the Effective Date, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.

(b) Except as otherwise agreed, all accounting and financial calculations and determinations shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of the Borrower or any Restricted Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

(c) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence, assumption or reduction of Indebtedness, or other transaction, including any Specified Transaction, shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence, assumption or reduction of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction (including any Specified Transaction) consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence, assumption or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05 Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions (if any) as shall be reasonably necessary to cause the Obligations to constitute “senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available to holders of such “senior indebtedness” under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any Subordinated Indebtedness Document and are further given all such other designations as shall be required under the terms of such Subordinated Indebtedness Document such that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available to holders of “senior indebtedness” under the terms of such Subordinated Indebtedness Document.

SECTION 1.06 Limited Condition Acquisition. Notwithstanding anything in this Agreement or any Loan Document to the contrary (including in connection with any calculation made on a pro forma basis), when calculating (x) any applicable ratio or test, (y) the amount or availability (including any cap) of the Cumulative Credit or any other basket based on Consolidated EBITDA, Consolidated Total Assets or Consolidated Tangible Net Worth, or (z) determining other compliance with this Agreement (including the determination of compliance with representations and warranties or with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom), in each case, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio, test, availability (including any cap) or any other basket based on Consolidated EBITDA, Consolidated Total Assets or Consolidated Tangible Net Worth, and determination of compliance with representations and warranties or whether any Default or Event of Default has occurred, is continuing or would result therefrom or compliance with any other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be (A) the date on which (or on the basis of the financial statements for the most recently ended Reference Period at the time of) the definitive agreements for such Limited Condition Acquisition are entered into (including, for the avoidance of doubt, the date of the Kosmos Acquisition Agreement) or (B) the date on which such Limited Condition Acquisition is consummated (the “LCA Test Date”) and, in each case, if, after such ratios, tests, availability (including any cap) or any other basket or other provisions are measured on a pro forma basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Reference Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios, tests, availability (including any caps) and/or any other basket or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower elects to use the LCA Test Date as the applicable date of determination in accordance with the foregoing, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries) from the LCA Test Date to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio, test, availability (including any cap), basket or other provision, or determining other compliance with this Agreement with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio, test, availability (including any cap) or basket or provision shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 1.07 Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a term loan to the Borrower in Dollars on the Acquisition Funding Date in an aggregate principal amount not to exceed such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by delivering a written Borrowing Request signed by the Borrower (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or in the case of the Borrowing on the Acquisition Funding Date, one (1) Business Day before the date of the proposed Borrowing) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Such Borrowing Request shall be irrevocable (provided that the Borrowing Request in connection with the Borrowing to be made on the Acquisition Funding Date may state that it is conditioned upon the consummation of the Kosmos Acquisition, in which case such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of such Borrowing)) and, if made by telephone, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account(s) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Intentionally Omitted.

SECTION 2.05 Intentionally Omitted.

SECTION 2.06 Intentionally Omitted.

SECTION 2.07 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by delivering a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Borrowing Request shall be irrevocable and, any if made by telephone, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall automatically terminate on the earlier of (i) the making of the Loans by the Lenders on the Acquisition Funding Date and (ii) the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11. Each optional prepayment of the Loans shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. The Borrower shall notify the Administrative Agent by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR

Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12 Fees.

(a) If the Acquisition Funding Date does not occur on or prior to the date that is 60 days after the Effective Date, the Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender a ticking fee (the “Ticking Fee”), which shall accrue at a rate of 0.35% per annum on the daily amount of the Commitment of such Lender during the period (the “Ticking Fee Accrual Period”) that (i) commences on the date that is 60 days after the Effective Date and (ii) ends on the earlier of (A) the Acquisition Funding Date and (B) the date on which the Commitment of such Lender is terminated or expires in accordance with the terms of this Agreement. Accrued Ticking Fees shall be payable in arrears on the last day of the Ticking Fee Accrual Period. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case the Ticking Fee, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark

Transition Event or any Early Opt-in Election will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment in connection with a Benchmark Transition Event containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein (if any). No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the basis for, the calculation of and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Illegality. If, on or after the Effective Date, any Change in Law shall make it unlawful or impossible for any Lender (or its applicable lending office) to make, maintain or fund its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this

Section 2.15(e), such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to an ABR Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan as a Eurodollar Loan to such day, or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Eurodollar Loan to such day. Interest and principal on any such ABR Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Eurodollar Loans of the other Lenders.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail the basis for and any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)	Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(j) Certain FATCA Matters. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and Commitments as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.471-2(b)(2)(i).

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the

Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603 and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it and any payments received under the terms of the Subsidiary Guaranty for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents. The Administrative Agent shall promptly (and, in any event, within one (1) Business Day) notify the Borrower of any action taken by the Administrative Agent under this clause (c).

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07, 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent the consent of such Person is required under Section 9.04(b), which consent (or consents) shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20 Intentionally Omitted.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each directly affected Lender.

(c) [reserved];

(d) [reserved];

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata share; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers; Subsidiaries. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, limited liability company or limited partnership power and authority, as the case may be, to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. As of the date hereof, Schedule 3.01 hereto identifies each Subsidiary, noting whether such Subsidiary is a Subsidiary Guarantor, a Material Subsidiary or an Unrestricted Subsidiary, the jurisdiction of its organization and the percentage of issued and outstanding shares of each class of its Equity Interests owned by the Borrower and the other Subsidiaries.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or limited partnership powers, as the case may be, and have been duly authorized by all necessary corporate, limited liability company or limited partnership actions, as the case may be, and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for (i) any reports required to be filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, or (ii) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Loan Agreements), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries (including the Note Purchase Agreements executed in connection with the Senior Notes) or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2018 reported on by Ernst & Young, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2019, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2018, there has been no material adverse change in the business, assets, results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05 Properties. (a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property, the failure to own or be licensed to use could reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation; Environmental and Labor Matters. (a) There are no actions, suits or proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable expectation of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments (including the Note Purchase Agreements executed in connection with the Senior Notes) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. As to the Borrower and its Restricted Subsidiaries, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. None of the reports, financial statements, certificates or other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contained as of the date such reports, financial statements, certificates or other written information were so furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections, estimates, pro forma financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

SECTION 3.12 Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used by the Borrower or any Subsidiary, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U or X of the Board.

SECTION 3.13 Liens. There are no Liens on any of the real or personal properties of the Borrower or any Restricted Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and its agents that act or will act in any capacity in connection with the credit facility established hereby (including, without limitation, with respect to the proceeds thereof and the Transactions contemplated hereby), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions, including in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 3.16 Indebtedness. The Borrower has no Indebtedness except as permitted by Section 6.01.

SECTION 3.17 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received (i) from each party hereto, a counterpart of this Agreement signed on behalf of such party (or written evidence satisfactory to the Administrative Agent that such party has signed such a counterpart, which may include telecopy or electronic transmission of a signed signature page hereto), (ii) from each party thereto, a counterpart of the Subsidiary Guaranty signed on behalf of such party (or written evidence satisfactory to the Administrative Agent that such party has signed such a counterpart, which may include telecopy or electronic transmission of a signed signature page thereto) and (iii) from the Borrower, a counterpart of any promissory note requested by any Lender pursuant to Section 2.10(d) reasonably in advance of the Effective Date (or written evidence satisfactory to the Administrative Agent that the Borrower has signed such a counterpart, which may include telecopy or electronic transmission of a signed signature page thereto); provided that the Administrative Agent hereby acknowledges receipt of the items described in clauses (ii) and (iii) above and the conditions set forth in such clauses are deemed satisfied;

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sidley Austin LLP, counsel for the Loan Parties, and (ii) in-house legal counsel for the Loan Parties, in each case, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received certificates of the secretary or an assistant secretary of each Loan Party (or, if any Loan Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such

Loan Party), certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents to which such Loan Party is a party, (ii) copies of resolutions of the board of directors or other appropriate governing body of such Loan Party authorizing the execution and delivery of the Loan Documents to which it is a party and (iii) copies of such Loan Party’s constituent organizational documents.

(d) The Arrangers shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Administrative Agent in writing to the Borrower at least 10 Business Days prior to the Effective Date

(e) The Administrative Agent shall have received, for each Loan Party, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Loan Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date; provided that such certifications shall be subject to the last paragraph of Article VII.

(g) [Reserved].

(h) The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date hereunder or under that certain Fee Letter, dated as of the Kosmos Signing Date, by and between JPMorgan Chase Bank, N.A. and the Borrower, including, to the extent invoiced on or prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Acquisition Funding Date. The obligation of each Lender to make the Loans on the Acquisition Funding Date is subject to the satisfaction of the following conditions (subject, in all respects to the terms of Section 1.06 and the last paragraph of Article VII):

(a) The Kosmos Acquisition shall have been (or, substantially concurrently with the Borrowing of the Loans on the Acquisition Funding Date, shall be) consummated in all material respects in accordance with the terms of the Kosmos Acquisition Agreement. The Kosmos Acquisition Agreement as in effect on the Kosmos Signing Date shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder, by the Borrower or any of its subsidiaries, if such amendment, modification, waiver or consent would be materially adverse (provided that any amendment, modification or waiver of any provision or any condition or consent granted in the Kosmos Acquisition Agreement in respect of the Specified Disposition shall be deemed to be materially adverse) to the interests of the Lenders (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed, denied or conditioned) it being understood and agreed that neither of the following are materially adverse to the Lenders: (x) a reduction of less than 10% in the consideration payable under the Kosmos Acquisition Agreement so long as such decrease in the consideration payable shall reduce dollar-for-dollar the commitments in respect of this Agreement or (y) an increase in the consideration payable under the Acquisition Agreement so long as such increase paid in the form of (A) common equity or qualified equity interests reasonably acceptable to the Arrangers (or the proceeds thereof), (B) cash-on-hand and/or (C) available draws under the Revolving Credit Agreement (as amended by the amendment dated on or about the date hereof) in an aggregate principal amount not to exceed $50,000,000, in each case, of the Borrower.

(b) The Administrative Agent shall have received (i) an officer’s certificate as to the satisfaction of the closing conditions set forth in clauses (a), (c) and (d) of this Section 4.02 and (ii) a Borrowing Request (which shall not contain any representations or warranties).

(c) On the Acquisition Funding Date, or in the case of representations made on an earlier date, on such earlier date, (i) the Acquisition Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein), (ii) the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto), (iii) no Event of Default under Section 7.01(a) or (b) shall have occurred and be continuing and (iv) no Event of Default under Section 7.01(h) or (i) in respect of the Borrower shall have occurred and be continuing.

(d) There shall not have occurred a Kosmos Acquisition Agreement Material Adverse Effect.

(e) The Borrower shall have paid all fees, expenses and other amounts payable by the Borrower under the Engagement Letter and the Fee Letter on or prior to the Acquisition Funding Date (in the case of expenses and other amounts, to the extent invoiced at least two business days prior to the Acquisition Funding Date).

(f) The Administrative Agent shall have received a certificate in the form of Exhibit H from the Borrower executed by its chief financial officer or equivalent officer, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (including the consummation of the Kosmos Acquisition), are solvent.

The Administrative Agent shall notify the Borrower and the Lenders of the Acquisition Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans on the Acquisition Funding Date to finance the Kosmos Acquisition shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on the Commitment Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until Facility Termination, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 105 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to or resulting from a maturity of any Loans under this Agreement occurring within one (1) year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.09 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof which has affected or will affect the Borrower’s financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(f) concurrently with any delivery of the consolidated financial statements under paragraph (a) or (b) above, if as of the date of such financial statements, there are any Unrestricted Subsidiaries, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that, except in the case of clause (d), the Borrower shall notify (which may be by telecopy or electronic transmission) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent notice of the following, promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement in writing of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all the rights, licenses, permits, privileges and franchises used in the normal conduct of its business, except for such rights, licenses, permits, privileges and franchises the failure to preserve, renew or keep effective could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all its property in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities to the extent necessary to permit financial statements to be prepared in conformity with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (i) so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent for the costs and expenses of more than one inspection per calendar year and (ii) the Borrower shall have the right to be present during discussions with accountants. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Restricted Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and will cause each Restricted Subsidiary to, comply with all agreements, contracts, and instruments binding on it or affecting its properties or business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans will be used solely to pay the consideration for the Kosmos Acquisition and to pay fees and expenses incurred in connection therewith and in connection with the Transactions.

(b) The Borrower will not request any Borrowing, and the Borrower shall not use and shall cause its Subsidiaries not to use, the proceeds of any Borrowing in any manner that would result in the representations and warranties set forth in Section 3.12 or the last sentence of Section 3.15 becoming untrue.

SECTION 5.09 Additional Subsidiary Guarantors.

(a) If, as of the end of any fiscal quarter of the Borrower for which Financials have been delivered hereunder, there shall exist any Material Subsidiary that is not already a Subsidiary Guarantor (each, a “New Material Subsidiary”), within fifty (50) days after the date on which Financials for such quarter are required to be delivered hereunder (or such longer period of time as the Administrative Agent may agree to in its sole discretion), the Borrower shall cause such New Material Subsidiary to (A) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a joinder agreement substantially in the form of Exhibit A to the Subsidiary Guaranty and (B) execute and/or deliver such other documentation of the types described under Sections 4.01(c) and (e) as the Administrative Agent may reasonably request to evidence such New Material Subsidiary’s authority to enter into the Subsidiary Guaranty and become a Subsidiary Guarantor.

(b) If, as of the end of any fiscal quarter of the Borrower for which Financials have been delivered hereunder, the aggregate amount of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended or Consolidated Total Assets as of the end of such quarter, in each case, attributable to all Restricted Subsidiaries (other than any Receivables Entity or any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state or commonwealth thereof or the District of Columbia) that are not Subsidiary Guarantors, exceeds fifteen percent (15%) of Consolidated EBITDA for such period or fifteen percent (15%) of Consolidated Total Assets as of such date, within fifty (50) days after the date on which Financials for such quarter are required to be delivered hereunder (or such longer period of time as the Administrative Agent may agree to in its sole discretion), the Borrower shall cause such additional Restricted Subsidiaries as may be necessary to eliminate such excess to (A) become Subsidiary Guarantors by executing and delivering to the Administrative Agent a joinder agreement substantially in the form of Exhibit A to the Subsidiary Guaranty and (B) execute and/or deliver such other documentation of the types described under Sections 4.01(c) and (e) as the Administrative Agent may reasonably request to evidence each such Restricted Subsidiary’s authority to enter into the Subsidiary Guaranty and become a Subsidiary Guarantor.

(c) Notwithstanding the foregoing no Receivables Entity, nor any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state or commonwealth thereof or the District of Columbia, shall be required to become a Subsidiary Guarantor.

(d) The Borrower will cause any Subsidiary which guarantees any (i) Debt Facility of the Borrower or any Subsidiary Guarantor with an aggregate principal amount or commitments of $50,000,000 or greater (including the Debt Facility under the Revolving Credit Agreement) or (ii) any Capital Markets Debt to, within 60 days of the incurrence of such guarantee to (A) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a joinder agreement substantially in the form of Exhibit A to the Subsidiary Guaranty and (B) execute and/or deliver such other documentation of the types described under Sections 4.01(c) and (d) as the Administrative Agent may reasonably request to evidence such Subsidiary’s authority to enter into the Subsidiary Guaranty and become a Subsidiary Guarantor.

SECTION 5.10 Further Assurances. The Borrower will execute, and will cause each Subsidiary Guarantor to execute, any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which either the Administrative Agent or the Required Lenders may reasonably request, to effectuate the Transactions.

SECTION 5.11 Designation of Subsidiaries. (a) Any Financial Officer, on behalf of the Borrower, may, at any time from and after the Effective Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Section 6.11 on a pro forma basis, (iii) such designation complies with Section 6.04, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary guarantees any (A) Debt Facility of the Borrower or any Subsidiary Guarantor with an aggregate principal amount or commitments of $50,000,000 or greater (including the Debt Facility under the Revolving Credit Agreement) or (B) any Capital Markets Debt, (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” under the Revolving Credit Agreement and (vi) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary on more than two (2) occasions if it was previously designated as an Unrestricted Subsidiary (including any such designation as of the Effective Date). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Borrower’s or the applicable Restricted Subsidiary’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or the applicable Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or such Restricted Subsidiary’s Investment in such Subsidiary.

(b) A designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall automatically and unconditionally release such Restricted Subsidiary from its guaranty of the Obligations (if any then exists) and it shall no longer constitute a Subsidiary Guarantor. The Borrower may, at its cost and expense, request that the Administrative Agent execute a separate guaranty release instrument to further evidence any guaranty release effected by this paragraph (b).

(c) As of the Effective Date, the Borrower hereby designates each of its Subsidiaries listed on Schedule 3.01 as an “Unrestricted Subsidiary” as an Unrestricted Subsidiary.

ARTICLE VI

Negative Covenants

Until Facility Termination, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness (a) existing on the date hereof and set forth in Schedule 6.01 and refinancings, refundings, extensions, renewals and replacements of any such Indebtedness does not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement) and (b) incurred under the Revolving Credit Agreement in an aggregate principal amount of up to $750,000,000;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (it being understood, for the avoidance of doubt, that the extension of any loan or advance to any Foreign Restricted Subsidiary shall be subject to the restrictions set forth in Section 6.04(d));

(d) Guaranties by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary (it being understood, for the avoidance of doubt, that any such Guaranties of Indebtedness of a Foreign Restricted Subsidiary shall be subject to the restrictions set forth in Section 6.04(d)).

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and refinancings, refundings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);

(f) (i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) Indebtedness incurred or assumed in connection with an acquisition of property permitted hereunder, provided that such Indebtedness exists at the time such acquisition is consummated and is not created in contemplation of or in connection with such acquisition, and in each case, refinancings, refundings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);

(g) Guaranties by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of any Unrestricted Subsidiary to the extent permitted by Sections 6.04(k) and 6.06;

(h) Indebtedness of the Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $75,000,000 at any time outstanding;

(i) Indebtedness arising in connection with Swap Agreements permitted by Section 6.05;

(j) Indebtedness for borrowed money owed by Restricted Subsidiaries, provided that: (i) the aggregate outstanding principal amount of all the Indebtedness for borrowed money owed by the Restricted Subsidiaries on a consolidated basis (including that permitted under other clauses of this Section 6.01, but excluding the Indebtedness permitted under clauses (a), (h), (p)(i) and (p)(ii) of this Section 6.01) does not exceed at any time an amount equal to 15% of the Consolidated Tangible Net Worth of the Borrower;

(k) Indebtedness incurred in the ordinary course of business with respect to surety bonds, appeal bonds, bid bonds, performance bonds, return-of-money bonds, performance guarantees and other similar obligations;

(l) Indebtedness constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on Borrower’s or a Restricted Subsidiaries’ behalf in accordance with the policies issued to Borrower and the Restricted Subsidiaries;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(o) Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with an acquisition of property or disposition of property permitted pursuant to Section 6.03; and

(p) The following Indebtedness and any refinancings, refunding, renewals or extensions thereof, in addition to the other Indebtedness permitted by this Section, as long as, subject to Section 1.06, on the date of the incurrence of any of the Indebtedness described below in this clause: (A) no Default exists or would result therefrom; (B) with respect to clause (iii) below only, the limitations on Restricted Subsidiary Indebtedness under clause (j) of this Section 6.01 are not exceeded; and (C) the Borrower is and, on a pro forma basis after giving effect to such Indebtedness, will be, in compliance with the financial covenants set forth in Sections 6.11 of this Agreement:

(i) Indebtedness of a Restricted Subsidiary who is a general partner of a Joint Venture arising for Indebtedness incurred by the Joint Venture as a result of the fact that the Restricted Subsidiary is the general partner of the Joint Venture;

(ii) Indebtedness incurred by the Borrower and the guaranty thereof by the Subsidiary Guarantors; and

(iii) in the event an Unrestricted Subsidiary that is designated as such on the Effective Date is subsequently designated as a Restricted Subsidiary pursuant to the terms hereof, the Indebtedness of such Unrestricted Subsidiary outstanding as of the Effective Date and any refinancings, refundings, extensions, renewals or replacements of such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement).

The accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Liens (if any) securing the Obligations and (ii) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and refinancings, refundings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to or within ninety days after the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (except improvements or proceeds of such property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, refundings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction costs and expenses in connection with such refinancing, refunding, extension, renewal or replacement);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e)	Liens on Permitted Receivables Facility Assets arising under Permitted Receivables Facilities;

(f) (i) Liens arising out of pledges or deposits made in the ordinary course of business of the Borrower and the Subsidiaries to secure the performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money) or to secure statutory obligations, surety or appeal bonds or indemnity, performance or other similar bonds and (ii) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder; and

(g) Liens, in addition to those permitted by the other clauses of this Section, provided that the aggregate market value of the property and assets encumbered by all Liens incurred under the permissions of this clause (g) shall not exceed $30,000,000 and the aggregate principal amount of the Indebtedness secured by all such Liens does not exceed $30,000,000.

SECTION 6.03 Fundamental Changes and Asset Sales.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all of its assets, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Restricted Subsidiary may merge into (i) the Borrower or (ii) one or more Restricted Subsidiaries (provided that when a Restricted Subsidiary that is a Loan Party is merging with a Restricted Subsidiary, the Loan Party shall be the surviving entity);

(iii) the Borrower or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Restricted Subsidiary; provided that if a transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(iv) the Borrower or any Subsidiary may transfer, sell and/or pledge Permitted Receivables Related Assets under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount permitted under Section 6.01(h));

(v) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vi) the Borrower and the Restricted Subsidiaries may dispose of property and assets, including Equity Interests of a Subsidiary, either directly or through a merger or consolidation, to the extent permitted by clause (c) of this Section; and

(vii) so long as no Default exists or would result therefrom, a Subsidiary Guarantor may merge or consolidate with any other Person that is not a Restricted Subsidiary; provided that (i) such Subsidiary Guarantor shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger or consolidation (any such Person, the “Successor Company”) is not such Subsidiary Guarantor, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and the other Loan Documents to which the Subsidiary Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) such Subsidiary Guarantor shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to the Subsidiary Guaranty comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and any business reasonably related, incidental or ancillary thereto or that is a reasonable extension thereof.

(c) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any of its property or assets, including any Equity Interests owned by it (it being understood that the grant or existence of a Lien on any property shall not constitute a sale, transfer, lease or other disposition of such property), except:

(i) dispositions or sales of inventory, used, obsolete or surplus equipment and Permitted Investments in the ordinary course of business;

(ii) as long as no Default exists or would result therefrom, sales, transfers, leases and other dispositions of property to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary shall be made in compliance with Section 6.06;

(iii) any transaction permitted under Section 6.03(a), any Investment permitted under Section 6.04 or any Restricted Payment permitted under Section 6.07;

(iv) the disposition or sale of accounts receivable pursuant to a Permitted Receivables Facility permitted by Section 6.01(h);

(v) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(vi) the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the reasonable good faith determination of the Borrower, is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(vii) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(viii) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(ix) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease;

(x) the unwinding or termination of any Swap Agreements; and

(xi) in addition to the dispositions permitted by the other clauses of this Section 6.03(c), leases, sales or other dispositions of property, either directly or through a merger or consolidation, that, together with all other property of the Borrower and the Restricted Subsidiaries previously disposed of pursuant to this clause (xi) during the twelve-month period ending with the month in which any such other disposition occurs (the “Calculation Period”), do not constitute a Substantial Portion of the property of the Borrower and the Restricted Subsidiaries; provided that all sales, transfers, leases and other dispositions of property made pursuant to this clause (xi) shall be made for fair value and, if the sale, transfer, lease or disposition in question, involves assets that have a fair value of more than $50,000,000, then at least 75% of the consideration therefor shall be in cash or cash equivalents. The term “Substantial Portion” means, on any date, property with a net book value that represents more than 15% of the Consolidated Total Assets as of the last day of the last month before the start of the applicable Calculation Period.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment in or capital contribution to, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (each an “Investment”), except:

(a) Permitted Investments;

(b) Permitted Acquisitions and the Kosmos Acquisition;

(c) (i) Investments by the Borrower and its Restricted Subsidiaries existing on the Effective Date and identified on Schedule 6.04 and (ii) Investments consisting of any replacement, extensions, modifications or renewal of any such Investment existing on the Effective Date;

(d) Investments by the Borrower in or to any Restricted Subsidiary and made by any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary; provided that any Investment made by the Borrower or a Restricted Subsidiary that is not a Foreign Subsidiary in a Foreign Restricted Subsidiary must be permitted by Section 6.04(k);

(e) loans and advances to directors, officers, consultants or employees as payroll advances or for business expenses incurred in the ordinary course of business or for other purposes so long as the aggregate principal amount of the loans and advances made for such other purposes does not exceed $1,000,000 at any one time outstanding;

(f) contributions of Permitted Receivables Facility Assets and cash deemed received from proceeds of Permitted Receivables Facility Assets to any Receivables Entity to the extent required or made pursuant to Permitted Receivables Facility Documents or to the extent necessary to keep such Receivables Entity properly capitalized to avoid insolvency or consolidation with a Loan Party or any of the Subsidiaries;

(g) Guarantees of Indebtedness permitted by Sections 6.01(d), (g) and (p) and Swap Agreements permitted by Section 6.05;

(h) Investments resulting from the receipt of non-cash consideration permitted to be received in connection with dispositions of property permitted by Section 6.03;

(i) advances, guarantees, endorsements for collection or deposit or customary trade arrangements with customers, suppliers, vendors or distributors in the ordinary course of business;

(j) lease, utility and other similar deposits in the ordinary course of business;

(k) any other Investment (other than Permitted Acquisitions) if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise immediately after giving effect thereto and (ii) the Borrower and the Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such Investment (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), with the covenants contained in Section 6.11.

SECTION 6.05 Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (including those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries but only if such Swap Agreements of the type described in this parenthetical can be settled with the issuance of Equity Interests in the Borrower or will be settled with the net cash proceeds received by the Borrower from the substantially concurrent issue or sale of other Equity Interest of the Borrower), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07 and (d) transactions contemplated by any Permitted Receivables Facility Documents.

SECTION 6.07 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and its Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries, (d) any Receivables Entity may declare and pay dividends or other distributions to the Borrower or any wholly-owned Subsidiary thereof ~~and~~, (e) the Borrower and its Restricted Subsidiaries may make any other Restricted Payment so long as (i) no Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto and (ii) ~~the Borrower and the Restricted Subsidiaries are in compliance,~~ on a pro forma basis after giving effect to such Restricted Payment, ~~with the covenants contained in Section 6.11.~~Leverage Ratio for the Borrower and its Restricted Subsidiaries on a consolidated basis would not be greater than 2.50 to 1.00 and (f) the Borrower may declare and pay quarterly cash dividends to shareholders, in an aggregate amount not to exceed $0.40 per share in any fiscal year.

SECTION 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, regulation or order or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions applicable to the Senior Notes and existing on the Effective Date or applicable to the other Indebtedness existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition; provided that the restrictions applicable to the Senior Notes may be expanded to specifically restrict the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations arising under this Agreement as long as such Liens are permitted if Senior Notes are secured equally and ratably with the obligations arising under this Agreement), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of the assets of, or an Equity Interest in, a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets or Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (1) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (2) Liens permitted by Section 6.02 or any document or instrument evidencing or granting any such Liens if such restrictions or conditions apply only to the property or assets that are the subject of such Liens, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, sub-leases, licenses, sub-licenses and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to customary restrictions and conditions contained in Permitted Receivables Facility Documents, (vii) the foregoing shall not apply to restrictions on cash or other deposits which are permitted to be subject to a Lien under Section 6.02 or covenants requiring a party to maintain a certain level of net worth to the extent such covenants are imposed by suppliers under contracts entered into in the ordinary course of business, (viii) the foregoing shall not apply to restrictions and conditions set forth in documentation (other than Subordinated Indebtedness Document) executed in connection with any Indebtedness permitted by Section 6.01(p)(ii) and incurred after the Effective Date; provided that (A) the restrictions and conditions set forth therein are substantially the same as those or less restrictive than those governing this Agreement and (B) the same shall not prohibit, restrict or impose any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations arising under this Agreement unless such prohibition, restriction or imposition permits such Liens to the extent such Indebtedness is secured equally and ratably with the obligations arising under this Agreement; (ix) the foregoing shall not apply to restrictions and conditions set forth in any Subordinated Indebtedness Document executed in connection with any such Indebtedness permitted by Section 6.01(p)(ii) and incurred after the Effective Date; provided that (A) the restrictions and conditions set forth therein are substantially the same as those or less restrictive than those governing this Agreement and (B) the same shall not prohibit, restrict or impose any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations arising under this Agreement, (x) the foregoing shall not apply to any restrictions and conditions imposed by agreement in effect at the time a Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (xi) the foregoing shall not apply to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar person.

SECTION 6.09 Subordinated Indebtedness. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, unless (a) no Event of Default has occurred and is continuing or would arise immediately after giving pro forma effect thereto and (b) the Borrower and the Restricted Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.11.

SECTION 6.10 Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.11 Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, of (i) Consolidated Total Indebtedness as of the date of determination to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis, to be greater than ~~(A) for each fiscal quarter ending on December 31, 2019 through June 30, 2020, 4.00 to 1.00, (B) for each fiscal quarter ending on September 30, 2020 through December 31, 2020, 3.75 to 1.00 and (C) for each fiscal quarter ending on or after March 31, 2021, 3.50~~4.50 to 1.00.

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis, to be less than 2.50 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for one (1) Business Day;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or in the case of any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, shall prove to have been incorrect in any respect) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01(a), (b) or (c), 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower (which written notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after expiration of any applicable grace period);

(g) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) any default in the observance or performance of any of the obligations of the Borrower or any Restricted Subsidiary under any Swap Agreement that results in the exercise by the counterparty thereunder of such counterparty’s right to terminate its position under such Swap Agreement, and the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result of such termination is greater than $10,000,000;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief with respect to itself or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance as to which the respective insurer does not dispute coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)	a Change in Control shall occur; or

(n) any material provision of this Agreement or the Subsidiary Guaranty for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary Guarantor shall assert the same in writing), other than the expiration or termination of the Subsidiary Guaranty with respect to any Subsidiary Guarantor in accordance with its terms;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, subject to the last paragraph of this Article VII, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

Notwithstanding the foregoing or anything herein to the contrary, during the period from and including the Effective Date and to and including the earlier of (x) the Commitment Termination Date and (y) the Acquisition Funding Date and notwithstanding (a) that any representation given as a condition to the Effective Date (excluding the Specified Representations and the Acquisition Agreement Representations constituting conditions to funding as set forth in Section 4.02) was incorrect, (b) any failure by the Borrower or any of its Subsidiaries to comply with any of the covenants set forth in Article V or Article VI (other than as described below), (c) that any condition to the Effective Date set forth in Section 4.01 may be subsequently determined to not have been satisfied, (d) the occurrence of any Event of Default (other than as described below) or (e) any provision to the contrary in this Agreement, neither the Administrative Agent nor any Lender shall be entitled to (unless (x) an Event of Default pursuant to Section 7.01 (a), (b), (h) or (i) in respect of the Borrower has occurred and is continuing or (y) there has been an amendment, modification or waiver of any provision or any condition or consent has been granted in the Kosmos Acquisition Agreement in respect of the Specified Disposition without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed, denied or conditioned)) (i) rescind, terminate, accelerate or cancel the Commitments or exercise any right or remedy under this Agreement, (ii) refuse to fund its Loans on the Acquisition Funding Date if the applicable conditions to funding are satisfied pursuant to Section 4.02, (iii) exercise any right of set-off or counterclaim in respect of its Loans; provided that, for the avoidance of doubt, the borrowing of Loans on the Acquisition Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 8.02) of the conditions precedent expressly set forth in Section 4.02. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Arrangers and the Administrative Agent with respect to any condition precedent expressly set forth in Section 4.02 shall not be limited in the event that any such condition precedent is not satisfied or waived on the Acquisition Funding Closing Date and (y) after the funding of Loans on the Acquisition Funding Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders hereunder shall be available notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term)

with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas, 75219, Attention of D. Craig Kesler, Executive Vice President - Finance and Administration and Chief Financial Officer., (Facsimile No. (214) 432-2110; Email: ckesler@eaglematerials.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A. 2200 Ross Avenue, 3rd Floor, Dallas, Texas, 75201, Attention of Alex Vardaman, (Facsimile No. (214) 965–2044; Email: alexander.vardaman@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., Mid Corp Loan and Agency Services Group, 10 South Dearborn Street, 19th Floor, Mailcode: IL1-0010, Chicago, IL 60603, Attention: April Yebd (Telephone: 312-732-2628; Facsimile: 888-208-7168; Email: Jpm.agency.servicing.4@jpmchase.com); and

(iii) if to any other Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent the liability of any Agent Party is found in a final non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Sections 2.14(b) and (c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (other than in accordance with the terms hereof and the Subsidiary Guaranty), without the written consent of each Lender or (vii) change clause (c) of the definition of “Change in Control” or waive any Event of Default pursuant to Section 7.01(m) that has occurred pursuant to clause (c) of the definition of “Change in Control”, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any

Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption (provided that such Assignment and Assumption shall not be required to be executed by the Non-Consenting Lender) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the written consent of the Borrower only and no other Person, amend, modify or supplement this Agreement or any of the other Loan Documents in the event that the Revolving Credit Agreement contains a subsidiary guarantee requirement, restrictive covenant, financial covenant or event of default that is not set forth in this Agreement (or that is more restrictive or more favorable to the lenders than the corresponding provision, covenant or event of default set forth in this Agreement) in order to incorporate such subsidiary guarantee requirement, restrictive covenants, financial covenants and events of default into this Agreement; provided that (i) prior to such amendment, modification or supplement, such subsidiary guarantee requirement, restrictive covenants, financial covenants and events of default shall be deemed to be incorporated by reference into this Agreement (including any subsequent amendments or modifications thereto)) and (ii) subsequent to such amendment, modification or supplement, with the written consent of the Borrower only and no other Person, the Administrative Agent may amend, modify or supplement this Agreement or any of the other Loan Documents in the event that the Revolving Credit Agreement is amended or modified to remove such provision or make any such provision less restrictive or less favorable to such lenders.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in each case under this clause (a), legal expenses shall be limited to a single counsel selected by the Administrative Agent and a single local counsel to the Administrative Agent in each relevant jurisdiction and a single special counsel to the Administrative Agent in each relevant specialty (in each case except allocated costs of in-house counsel) in connection with the foregoing.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use, or the proposed use, of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to arise from the gross negligence, bad faith, unlawful conduct or willful misconduct of such Indemnitee, (B) to the extent that such losses, claims, damages, liabilities or related expenses arise from a material breach of the obligations of such Indemnitee under the Loan Documents, as determined in by a final, nonappealable judgment of a court of competent jurisdiction pursuant to a claim brought by the Borrower, (C) to the extent that such losses, claims, damages, liabilities or related expenses arise out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than in its capacity as the Administrative Agent, Arranger, Co-Syndication Agent or bookrunner with respect to the credit facility evidenced hereby) or (D) with respect to any settlement of any proceeding if the amount of such settlement was effected without the Borrower’s consent (which consent shall not be unreasonably withheld), but if settled with the Borrower’s written consent or if there is a final judgment for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 9.03(b). The Borrower shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (x) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy; provided, further, that all out-of-pocket legal expenses shall be limited to one firm of counsel for all Indemnitees and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower in writing of such conflict and therefore retains its own counsel, of one additional firm of counsel for all such affected Indemnitees). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and each Indemnitee shall not assert, and hereby waives, and claim against each Loan Party (i) for any damages arising from the use by unintended recipients of information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet) in connection with the Loan Documents, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required (i) if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (or if such assignment is made by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC) or (ii) if an Event of Default pursuant to Section 7.01 (a), (b), (h) or (i) has occurred and is continuing); and

(B) the Administrative Agent (provided that no consent of the Administrative Agent shall be required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or if such assignment is made by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (or if such assignment is made by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC) or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default pursuant to Section 7.01 (a), (b), (h) or (i) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07, 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or Disqualified Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan

Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email, .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates; provided such source is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Borrower, or (i) to any direct or indirect contractual counterparty with a Lender or its Affiliates in a Swap Agreement or such counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.12); provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any regulatory authority or representative thereof or pursuant to legal process (other than any such request in connection with any examination of the financial condition of such Lender by such regulatory authority) for disclosure of any such nonpublic information prior to disclosure of such information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14 Releases of Subsidiary Guarantors. (a) A Subsidiary Guarantor shall automatically be released and discharged in full from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (i) if such Subsidiary Guarantor is no longer a Material Subsidiary or (ii) if, as of the time such Subsidiary Guarantor is released and immediately after giving effect thereto, the Guarantee of such Subsidiary Guarantor is not required by Section 5.09(b); provided that the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that Borrower shall promptly take such actions as it is required to take under any (i) Debt Facility of the Borrower or any Subsidiary Guarantor with an aggregate principal amount or commitments of $50,000,000 or greater or (ii) any Capital Markets Debt to cause such Subsidiary Guarantor to be released from its Guarantee, if any, of such Debt Facility or Capital Markets Debt.

(c) At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than contingent indemnification obligations and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated or expired (such time, “Facility Termination”), the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate and be released and discharged in full, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15 Maximum Interest Rate.

(a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may contract for, charge, reserve, or receive. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, reserved, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

(b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess interest is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, or collects, interest in excess of the maximum lawful amount of interest, such amount which is or would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full or would be paid in full by all or part of such application, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest contracted for, charged, reserved or received exceeds the Maximum Rate, Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest contracted for, charged, reserved and received throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Intentionally Omitted.

SECTION 9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized persons as of the day and year first above written.

EAGLE MATERIALS INC.,
as the Borrower
By
Name: Title:

[Signature Page – Credit Agreement]